Earnings Release

RELIANCE BANCSHARES, INC. ANNOUNCES FOURTH QUARTER AND YEAR-END 2009 RESULTS

ST. LOUIS, FEBRUARY 25, 2010 – Reliance Bancshares, Inc., the parent company of Reliance Bank and Reliance Bank, FSB, announces its fourth quarter, 2009 results and reports a net loss of $ 15.3 million, with year-to-date net loss of $29.357 million.  The Company’s financial results were driven largely by the unprecedented challenges caused not only by the overall general economy, but specifically the augmented stresses related to the commercial real estate sector in the Florida and St. Louis metropolitan markets.  The Company proactively implemented elevated standards of credit management including stringent asset review and risk management processes and as a result, increased its reserve for possible loan losses to $32.222 million, a $17.916 million increase over year-end 2008.  This reserve represents 2.82% of outstanding loans; for year-end 2008, the reserve represented 1.14% of outstanding loans.  The fourth quarter, 2009 provision for possible loan losses was $25.750 million compared to the prior year quarter of $2.609 million.  Year-to-date, the provision totaled $53.450 million, a $42.302 million increase over year-end 2008.  The greater provision was the primary cause for the reduction in earnings.  In addition, increases of $1.833 million in FDIC assessments and $4.580 million in expenses associated with other real estate impacted earnings for the twelve months ended December 31, 2009.

The Company continues to achieve cost savings in salaries and employee benefits, advertising and other non-interest expenses.  These cost savings were implemented by management in the first quarter, 2009.  As a result, fourth quarter, 2009 reductions compared to the prior year’s quarter includes salaries and employee benefits of $.055 million, advertising costs of $.047 million and occupancy and equipment expense of $.202 million.  Compared to the prior year, for the twelve months ended December 31, 2009, salaries and employee benefits, occupancy and equipment, and advertising costs are down $2.047 million, $.246 million and $.629 million, respectively.

While net interest income for the quarter ended December 31, 2009, decreased slightly by $.465 million, or 4.7%, compared to the prior year’s quarter, for the twelve months ended December 31, 2009, net interest income increased $1.090 million compared to the same period in 2008.  The year over year growth in net interest income resulted from improved loan pricing, a 3% increase in total deposits, improved total deposit mix with a 21% increase in non-interest bearing deposits which lowered the average cost of funds, an 80% reduction in short-term borrowings, a 24% reduction in long-term borrowings and re-pricing opportunities.

Total assets as of December 31, 2009 were $1.5 billion.  This represents a 2.4% decrease compared to December 31, 2008.  Loans decreased 9.1% or $113.7 million for the twelve month period ended December 31, 2009.  Management remains diligent as it focuses on loan quality and its efforts to achieve profitability.

During the fourth quarter of 2009, net charge-offs were $19.8 million.  Non-performing loans totaled 6.3% of outstanding loans as of December 31, 2009, compared to the prior year of 2.8%.  The increase in the provision for loan losses was due to additional reserves needed to shore-up credits that have been identified by management to have deteriorated and provide for uncertainty in the current economy.  While we continue to be burdened by an unfavorable Florida real estate market, deterioration in the St. Louis real estate market has increased significantly.

Of the Company’s $1.1 billion loans outstanding at December 31, 2009, 7.1% were originated in Florida and 92.9% outside of Florida.  However, as a percent, loans originated outside of Florida continue to account for a smaller portion of the non-performing loans and assets of the Company.

Originated In
	Florida	All other	Total
Net charge-offs (year-to-date 12/31/2009)	$23.0 million	$12.5 million	$35.5 million
Net charge-offs (year-to-date 12/31/2008)	$5.6 million	$0.9 million	$6.5 million
Net charge-offs (quarter ended 12/31/2009)	$10.6 million	$9.2 million	$19.8 million
Net charge-offs (quarter ended 12/31/2008)	$0.6 million	$0.1 million	$0.7 million
Non-performing Loans (12/31/2009)	$25.4 million	$46.7 million	$72.1 million
Non-performing Loans (9/30/2009)	$46.0 million	$44.5 million	$90.5 million
Non-performing Loans (12/31/2008)	$30.1 million	$4.8 million	$34.9 million
Non-performing Assets* (12/31/2009)	$44.5 million	$56.7 million	$101.2 million
Non-performing Assets* (9/30/2009)	$52.0 million	$53.8 million	$105.8 million
Non-performing Assets* (12/31/2008)	$37.5 million	$12.7 million	$50.2 million
Outstanding Loans Originated In
Respective Markets	$80.8 million	$1,060 million	$1,141 million
     * Non-performing Assets are comprised of Non-performing Loans and Other
       Real Estate Owned

Total revenue, defined as total interest income and non-interest income, was $19.650 million for the quarter ended December 31, 2009.  This represents a 7.6% decrease compared to the same quarter end, 2008.  Net interest income for the same period decreased 4.7% or $.465 million to $9.495 million.  In the twelve months ended December 31, 2009, net interest income increased $1.090 million to $37.6 million, compared to the same period, prior year, the result of reduced interest paid on deposits.

Total deposits increased $38.0 million, or 3%, to $1.266 billion for the twelve month period ended December 31, 2009.  This increase consisted of a 21% increase in non-interest bearing deposits of $12.455 million, and a 2.2% increase of $25.559 million, in interest bearing deposits.  During 2009, the Company launched four campaigns– in February, general branding; in September and October, a savings and certificate of deposit campaign.  In addition, in April, Reliance Bank, Missouri, celebrated its tenth anniversary with a customer appreciation campaign.

Jerry S. Von Rohr, Chairman and Chief Executive Officer of Reliance Bancshares, Inc. said, “2009 was a challenging and extremely difficult year for the financial industry, Reliance included, and the consequences of the national recession placed tremendous strains on our franchise. Throughout 2009, as economic influences unfolded, executive management proactively implemented, retooled and improved upon risk management standards to further mitigate deteriorating asset quality.  Although our fiscal loss was the result of problem assets, we did achieve improvements in our operational efficiencies, net interest margin, liquidity and deposit market share.  However, and certainly foremost, we remain committed to our shareholders, customers and employees and are working diligently to preserve asset quality and capital.”

About Reliance Bancshares, Inc.

Reliance Bancshares, Inc., headquartered in St. Louis, MO, is a publicly held Missouri bank holding company that provides a full range of banking services to individual and corporate customers.  The Company’s common stock is quoted on the Pink Sheets (www.pinksheets.com) under the symbol “RLBS”.   It currently operates 20 branches in the St. Louis metropolitan area under the name of Reliance Bank and two Loan Production Offices – one in Chandler, Arizona and another in Houston, Texas.  It also owns and operates Reliance Bank, FSB, which is located in Fort Myers, Florida, with three branches in the Southwest Florida area.  The company’s total assets as of December 31, 2009 exceeded $1.5 Billion.  Reliance Bank’s website can be found at www.reliancebankstl.com

Forward looking statements

This news release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  When used in this news release, the words “anticipates,” “expects,” intends” and similar expressions as they relate to Reliance Bancshares, its operations or its management are intended to identify such forward-looking statements.  These forward-looking statements are subject to numerous risks and uncertainties.  There are important factors that could cause actual results to differ materially from those in forward-looking statements, certain of which are beyond our control.  These factors, risks and uncertainties are discussed in our most recent Annual Report on Form 10-K filed with the SEC, as updated from time to time in our other SEC filings.

Contact:
Reliance Bancshares, Inc.
Investor Relations
Sue Freed, Sr. Vice President
314-569-7208
sfreed@reliancebankstl.com

		December 31,	December 31,
BALANCE SHEETS		2009	2008
ASSETS
Cash and due from banks		$11,929	$14,367
Short-term investments		15,768	43,379
Debt and equity investments		284,120	193,888
Loans		1,140,797	1,254,496
Less reserve for loan losses		(32,222)	(14,306)

Net loans		1,108,575	1,240,190

Premises and equipment, net		42,211	44,143
Goodwill and identifiable intangible assets		1,286	1,303
Other real estate owned		29,086	15,289
Other assets		43,733	21,430

Total assets		$1,536,708	$1,573,989

LIABILITIES & EQUITY
Noninterest bearing deposits		$71,830	$59,375
Interest bearing deposits		1,194,231	1,168,672

Total deposits		1,266,061	1,228,047
Short-term borrowings		12,697	63,919
Long-term FHLB borrowings		104,000	136,000
Other liabilities		4,281	6,414

Total liabilities		1,387,039	1,434,380
Stockholders’ equity		149,669	139,609

Total liabilities & equity		$1,536,708	$1,573,989

	For the Twelve	For the Twelve	For the Quarter	For the Quarter
	months Ended	months Ended	Ended	Ended
INCOME STATEMENTS	Dec 31, 2009	Dec 31, 2008	Dec 31, 2009	Dec. 31, 2008

Total interest income	$76,589	$78,209	$18,437	$20,832
Total interest expense	39,005	41,715	8,942	10,872

Net interest income	37,584	36,494	9,495	9,960
Provision for loan losses	53,450	11,148	25,750	2,609

Net after provision	(15,866)	25,346	(16,255)	7,351
NONINTEREST INCOME
Service charges on deposits	976	797	262	214
Gain (loss) sale of securities	1,347	321	540	9
Other income	1,603	1,565	411	212

Total noninterest income	3,926	2,683	1,213	435
NONINTEREST EXPENSE
Salaries and benefits	13,868	15,915	3,232	3,287
Other real estate expense	6,163	1,583	2,334	675
Occupancy and equipment	4,257	4,503	925	1,127
FDIC assessment	2,745	912	409	243
Data processing	1,950	1,881	451	522
Advertising	149	778	(60)	(13)
Other	4,915	3,856	2,089	936

Total noninterest expense	34,047	29,428	9,380	6,777

Income before taxes	(45,987)	(1,399)	(24,422)	1,009
Income taxes	(16,630)	(1,080)	(9,122)	119

Net income	-$29,357	-$319	-$15,300	$890